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                                                                   EXHIBIT 10.90

                            ASSET PURCHASE AGREEMENT
                         Arkansas-11 Rural Service Area


      This Asset Purchase Agreement (this "Agreement") is entered into on August 25, 1999 by and among NetWireless, LLC, an Arkansas limited liability company ("Seller"), GCC Licenses LLC., a Delaware limited liability company ("Purchaser"), and Western Wireless Corporation, a Delaware corporation, as "Guarantor." Purchaser and Seller are sometimes referred to herein collectively as the "Parties" and each as a "Party."

                                    RECITALS

      WHEREAS, Seller is the holder of the non-wireline cellular radio telephone license granted by the Federal Communications Commission (the "FCC") and certain assets necessary for the operation of the non-wireline cellular radio telephone system in the Arkansas-11 Rural Service Area (the "System");

      WHEREAS, Purchaser desires to purchase the cellular radio telephone system, including the licenses necessary to operate such system, in the Arkansas-11 Rural Service Area;

      WHEREAS, the Parties desire that Purchaser acquire from Seller all of the assets of the System including, among other things, all of the authorizations issued by the FCC for the operation of the System, all in accordance with the terms and conditions set forth in this Agreement; and

      WHEREAS, the Parties have determined that it would further the development of competitive cellular radio telephone systems in the United States to consummate the transactions contemplated hereby;

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

      As used herein, the terms below shall have the following meanings:

      "Action" shall have the meaning set forth in Section 5.11.

       "Affiliate" of a Person shall mean any Person which directly or indirectly, through one or more intermediaries, owns, controls, or is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall


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mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      "Applicable Laws" shall mean all federal, state and local statutes, ordinances, rules, and regulations of any Governmental Authority that govern, regulate or otherwise apply to the Assets, the Business or operation of the System.

      "Assets" shall mean all assets, properties and rights, both tangible and intangible, that are owned by, leased or licensed to, Seller for use in the System, and are otherwise necessary for the operation of the Business in a manner consistent with the present operations and with past practices of the System, including, without limitation, the Real Property, Equipment, Authorizations, Contracts, Subscriber Agreements, Intellectual Property and Books and Records; provided, however, that the Assets shall not include the Excluded Assets.

      "Assignment Applications" shall mean that joint application filed with the FCC relating to the assignment of the FCC Authorizations to Purchaser in the manner contemplated by this Agreement.

      "Assumed Liabilities" shall have the meaning set forth in Section 3.2 hereof.

      "Auditor" shall have the meaning set forth in Section 2.3.4 hereof.

      "Authorizations" shall mean the approvals, consents, authorizations, permits and licenses issued to Seller by any Governmental Authority relating to the System.

       "Books and Records" shall mean all the books and records related to the Assets, the Business and the System, including without limitation, (a) books and records relating to the purchase of materials and supplies, invoices, Subscriber lists, supplier lists, personnel records, and Subscriber information, and (b) computer software (to the extent such software is included in the Assets) and data in computer readable and/or human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto, but shall not include books and records relating to the Excluded Assets or Seller's limited liability company books and records or stock ledgers.

      "Business" shall mean all of the business and operations relating to the System as currently conducted by Seller.

      "CERCLA" shall have the meaning set forth in the Section defining Environmental Laws.

      "Closing Date" shall mean the next business day that is ten or more days after the date on which the FCC Consent becomes a Final Order; provided that if such date is within five days of the end of a calendar month, the Closing Date shall be the last business day of that calendar month.


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      "Closing Place" shall mean such location agreed upon by the Parties or, in the absence of such an agreement, the offices of Stokes Lawrence, P.S., 800
Fifth Avenue, Suite 4000, Seattle, Washington 98104-3179.

      "Closing" shall mean the consummation of the assignment, transfer, conveyance and delivery of the Assets and the Purchase Price as contemplated hereunder.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Consents" shall mean any and all consents, approvals, authorizations or waivers of any Governmental Authority, including, without limitation, the FCC Consent, and any and all consents, approvals or waivers from parties to Contracts that are (i) required for the consummation of the transactions contemplated by this Agreement or (ii) necessary in order that Purchaser (or its designee) can conduct the Business after the Closing Date substantially in the same manner as before the Closing Date.

      "Contracts" shall mean all leases, contracts, commitments, and other binding agreements relating to the System to which Seller is a party and which are set forth on SCHEDULE 5.7, whether written or oral.

       "DOJ" shall mean the United States Department of Justice.

       "Employees" shall mean all persons employed on a full or part-time basis together with all persons retained as "independent contractors" who are the functional equivalent of employees.

       "Environmental Laws" shall mean Applicable Laws relating to pollution, the environment or the Handling of Regulated Substances, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA").

      "Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, and other personal property used in connection with the Business and the System.

      "ERISA" shall have the meaning set forth in Section 5.9 hereof.

      "Escrow Agreement" shall have the meaning set forth in Section 11.2.2 hereof.

      "Escrow Amount" shall have the meaning set forth in Section 2.2 hereof.

      "Excluded Assets" shall mean those assets set forth on SCHEDULE 1 hereto.

      "FCC" shall mean the Federal Communications Commission.

      "FCC Authorization" shall mean the Authorizations from the FCC relating to the operation of the System.


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      "FCC Consent" shall mean the action of the FCC granting its consent to the assignment of the FCC Authorization from Seller to Purchaser.

      "FTC" shall mean the Federal Trade Commission.

      "Final Order" shall mean a Preliminary Order which is not reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review is pending, and as to which the time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of an order staying, reconsidering, or reviewing on the FCC's or other regulatory authorities' own motion, has expired. If a Preliminary Order is subject to conditions which may have a material adverse effect on a party, such party must either timely file a petition for reconsideration with respect to such conditions or accept such conditions. If such party timely files a petition for reconsideration with respect to such conditions, the Preliminary Order shall not become or be deemed a Final Order unless and until such conditions are removed from the Preliminary Order or the party affected thereby has notified the other Party in writing of its willingness to accept such conditions.

       "Final Settlement" shall have the meaning set forth in Section 2.3.3 hereof.

      "Financial Statements" shall have the meaning set forth in Section 5.10 hereof.

      "Governmental Authority" shall mean any court or any federal, state, county, or local governmental, legislative or regulatory body, agency, department, authority, instrumentality or other subdivision thereof, including, without limitation, the FCC and the PUC.

      "Handling" shall mean the production, use, generation, storage, treatment, recycling, disposal, discharge, release, or other handling or disposition at any time on or prior to the Closing Date of any Regulated Substance either in, on, or under any Operating Site.

      "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Intellectual Property" shall mean all patents, trademarks, service marks, trade names, copyrights, licenses, formulas, computer software, advertising slogans, know-how, data and other intellectual property rights or intangible property rights of Seller which are used or intended for use in connection with the System.

      "Inventory" shall mean all usable and non-obsolete merchandise owned and intended for resale in connection with the Business, whether or not located on the premises, on consignment to a third party, or in transit or storage.

      "Liabilities" shall mean liabilities, obligations or commitments of any nature, absolute, accrued, contingent or otherwise, known or unknown, whether matured or unmatured.


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      "Lien" shall mean any contract for sale (except for the sale of cellular telephone service and rentals of cellular telephone equipment to Subscribers), claim, lien, pledge, option, charge, covenant, restriction, encroachment, easement, security interest, mortgage, deed of trust, right-of-way, encumbrance or adverse interest of any kind or character of any other Person.

      "Losses" shall have the meaning set forth in Section 11.2.1 hereof.

      "Operating Data Statements" shall have the meaning set forth in Section
5.10 hereof.

      "Operating Site" shall mean any real property or facility owned, leased or used at any time by Seller in connection with the System.

      "Person" shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or a political subdivision thereof.

      "Preliminary Order" shall mean an action by the FCC and any other applicable state regulatory authority consenting to or authorizing the assignment of the FCC Authorization to Purchaser (or its designee), which action has not yet become a Final Order.

      "PUC" shall mean the Arkansas Public Utilities Commission.

      "Purchase Price" shall have the meaning set forth in Section 2.2 hereof.

      "Purchaser's Closing Certificate" shall have the meaning set forth in
Section 7.1 hereof.

      "Real Property" shall mean all real property owned or leased by or used, or intended by Seller for use, in connection with the System, together with all buildings, improvements, fixtures, easements, licenses, options, insurance proceeds and condemnation awards and all other rights of Seller in or appurtenant thereto, but does not include the property listed on SCHEDULE 1.

      "Regulated Substance" shall mean (i) any "hazardous substance" as defined in CERCLA, (ii) any petroleum or petroleum substance, and (iii) any other pollutant, waste, contaminant, or other substance regulated under Environmental Laws.

      "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative of any Person.

      "Seller's Closing Certificate" shall have the meaning set forth in Section
8.1 hereof.

      "Service" shall mean the provision of the System's cellular telephone service to Subscribers.

      "Subscribers" shall mean customers of Seller that subscribe to the Service.


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      "Subscriber Agreements" shall mean Contracts whereby Seller has agreed to provide Service.

      "Survival Period" shall have the meaning set forth in Section 11.1 hereof.

      "Taxes" shall mean all taxes, charges, fees, levies or other assessments or charges of any kind whatsoever, including without limitation, income, excise, use, transfer, payroll, occupancy, property, sales, franchise, unemployment and withholding taxes, imposed by any Governmental Authority, and any assessments against Real Property together with any interest, penalties or additional taxes attributable to such taxes and other assessments.

      "Texas-7 APA" means that Asset Purchase Agreement entered into between Purchaser and KO Communications, Inc., as Seller, under which Purchaser has agreed to purchase, and KO Communications, Inc., has agreed to sell, certain of the assets of the non-wireline cellular telephone system owned by KO Communications, Inc., and operating in the Texas-7 rural service area.

       "To the knowledge" or "knowledge" of a Party (or similar phrases) shall mean (i) with respect to Seller, to the extent of matters which are actually known by any of the officers, directors or employees of Seller or which, based on facts of which such parties are aware, would be known to a reasonable Person in similar circumstances and (ii) with respect to Purchaser, to the extent of matters which are actually known by any of the officers, directors or employees of Purchaser, or which, based on facts of which such parties are aware, would be known to a reasonable Person in similar circumstances.


                                   ARTICLE 2.

                               PURCHASE OF ASSETS

         2.1. Transfer of Assets. Subject to the terms and upon satisfaction of the conditions contained in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser (or its designee), and Purchaser (or its designee) will accept and acquire, the Assets.

         2.2. Purchase Price. The purchase price for the Assets shall be Twenty Million Dollars ($20,000,000), subject to adjustment pursuant to this Article (the "Purchase Price"), which shall be paid by Purchaser to Seller (or its designee) on the Closing Date as follows: (a) One Million Dollars ($1,000,000) of such Purchase Price (the "Escrow Amount") shall be delivered to the Escrow Agent as defined in Section 11.2.2 and held pursuant to the terms of Section 11.2.2; and (b) the balance of such Purchase Price shall be paid by Purchaser to Seller by wire transfer of immediately available funds.

         2.3.  Other Adjustments and Prorations.

               2.3.1. The Purchase Price shall be adjusted in accordance with the following:


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                    (a) The Purchase Price shall be increased by an amount equal to any cash, adjusted accounts receivable, Inventory (valued at book value), prepaid expenses and any other current assets transferred to Purchaser. For the purposes of this Section the "adjusted accounts receivable" shall equal the sum of the following:

               (i) 90% of the accounts receivable from carriers (not including any clearinghouse receivables) and resellers, and of receivables from Subscribers which remain unpaid by Subscribers for less than thirty-one (31) days from the date such receivable first comes due ("Outstanding"); plus

               (ii) 70% of the amount of all Subscriber accounts receivable that are Outstanding for more than thirty (30) days but less than sixty-one (61) days; plus

               (iii) 50% of the amount of all Subscriber accounts receivable that are Outstanding for more than sixty (60) days, but less than ninety-one
(91) days; and

               (iv) There shall be no adjustment (i.e. 0%) for the amount of any Subscriber accounts receivable that are Outstanding more than ninety (90) days.

                    (b) The Purchase Price shall be decreased by an amount equal to (x) amounts collected by Seller from Subscribers on or prior to the Closing Date (net of liabilities associated with deferred access revenue included in such amounts), which relate to Services to be provided after the Closing Date (hereinafter referred to as "Advance Receipts"), and (y) liabilities associated with deferred access revenue assumed by Purchaser.

               2.3.2. Except as otherwise specifically provided for herein, all revenues and all expenses arising from the Business and ownership of the Assets, including resale charges and other expenses payable in respect to Service, utility charges, Taxes levied against the Assets, property and equipment rentals, sales and service charges, Taxes (except for Taxes arising from the transfer of the Assets ), and similar prepaid and deferred items, shall be prorated between Seller and Purchaser in accordance with the principle that Seller shall receive the benefit of all revenues, and be responsible for all expenses, costs, obligations and Liabilities allocable to the Business and the ownership of the Assets for the period on and prior to the Closing Date, and Purchaser shall receive the benefit of all revenues, and be responsible for all expenses, costs, obligations and Liabilities allocable to the Business and the ownership of the Assets after the Closing Date.

               2.3.3. A final settlement (the "Final Settlement") of all adjustments or prorations made under this Section, with payment being made by the appropriate Party in cash (but without any interest thereon), shall occur no later than one hundred twenty (120) days after the Closing Date.


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               2.3.4. In the event that the Parties cannot agree on the amount of the Final Settlement, the determination shall be made by a mutually agreed upon national accounting firm selected jointly by Purchaser and Seller that has not, during the prior three (3) years, been employed by any of the Parties (the "Auditor"). The Auditor shall make its determination of the Final Settlement based on the express provisions of this Agreement; provided, however, that if the Auditor finds that the express terms of this Agreement are not sufficient to resolve any issue or issues, the Auditor shall rely upon generally accepted accounting principles then in effect. Any Party may invoke the use of the Auditor by notifying the other Party in writing, provided that a Party may not invoke the use of the Auditor to determine the Final Settlement earlier than one hundred eighty (180) days after the Closing Date. The Auditor shall be required to render a decision within twenty-one (21) days after the Auditor is requested to render a determination under this Section. The decision of the Auditor shall be binding on the Parties and not subject to any judicial challenge by the Parties. Within five (5) business days after the Auditor provides the determination to the Parties, the payment of the Final Settlement shall be made in accordance with that determination. The expenses of the Auditor shall be paid by Seller and Purchaser in reverse proportion to the Auditor's determination with respect to the allocation to Seller and Purchaser of the amount in disagreement. For example, if the amount in disagreement is One Hundred Thousand Dollars ($100,000) and the Auditor determines that the Seller should receive Seventy Thousand Dollars ($70,000) and the Purchaser should receive Thirty Thousand Dollars ($30,000), then Seller shall pay thirty percent (30%) of the Auditor's expenses, and Purchaser shall pay seventy percent (70%).

                                   ARTICLE 3.

                               ASSUMED OBLIGATIONS

         3.1. No Assumption of Liabilities by Purchaser, Exceptions. Except as set forth in Section 3.2 below, Purchaser expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transactions contemplated hereunder, any Liabilities of any nature whatsoever relating to the System or of Seller, or any of Seller's stockholders or partners, as the case may be.

         3.2. Assumed Liabilities. At the Closing, Purchaser shall assume and shall timely pay, perform, fulfill and discharge all of Seller's liabilities and obligations due after the Closing Date on those Contracts and Liabilities set forth on SCHEDULE 3.2 (the "Assumed Liabilities").


                                   ARTICLE 4.

                            COVENANTS AND AGREEMENTS

         4.1. Covenants of Seller. Seller covenants and agrees that from the time of the execution and delivery of this Agreement until (and including) the Closing Date:

               4.1.1. Consummate Transactions. Seller shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms


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hereof, and, without limiting the generality of the foregoing, use best efforts to obtain all necessary approvals, consents, permits, licenses and other authorizations required in connection with this Agreement and the transactions contemplated hereby from Governmental Authorities, and to make all filings with and to give all notices to third parties, which may be necessary or reasonably required of Seller in order to consummate the transactions contemplated hereby.

               4.1.2. Full Access and Purchaser Due Diligence. Seller shall allow Purchaser and its agents and representatives (including, without limitation, its independent auditors and attorneys) reasonable access during normal business hours to all of Seller's personnel, premises, properties, assets, financial statements and records, books, contracts, documents and commitments of or relating to the Business, and shall furnish Purchaser and its agents and representatives with all such information concerning the affairs of the System as Purchaser may reasonably request.

               4.1.3. Ordinary Course. Seller shall cause the Business and affairs of the System to be conducted only in the ordinary course and consistent with past practices. Without limiting the foregoing, Seller shall continue to pay its bills and other obligations, all in the ordinary course of business consistent with past practices, but shall not, without the prior written consent of Purchaser, perform or do any of the following if the same would have a material adverse effect on the Business, the System or the Assets: (a) incur any material Liability other than obligations to Seller's brokers, attorneys and accountants, all of which shall be paid by Seller; (b) assume, guarantee, change any existing guarantee, endorse, act as an accommodation party, or otherwise become responsible for, the obligations of any other Person; (c) make any loans or advances to any Person; (d) sell, transfer, convey, mortgage, pledge, hypothecate or place any Liens on any of the Assets; (e) waive or compromise any right or claim for any amount; (f) cancel any note, loan or other material obligation owing to Seller; (g) enter into any Contract with any Person, including, without limitation, the stockholders of Seller or any of its Affiliates, consultants, agents or assigns; (h) except as otherwise provided in this Agreement, increase or modify compensation of any type currently paid to any of its employees, officers, directors, agents or consultants; (i) make any new arrangement for any profit-sharing plan, retirement plan, bonus plan, severance arrangement, employee benefit plan, or any similar plan except for modifications of existing plans that are required by law, or contemplated to be implemented at the time of the execution of this Agreement; (j) except as required by law, enter into any collective bargaining agreement, or make any commitment whatsoever to any union or other representative or party which intends to represent any of Seller's employees subsequent to the Closing; (k) except as permitted under Section 5.9 hereof, hire any employees; (l) except as required by law, enter into any additional reseller agreements; or (m) enter into any Contract involving payments, assets, or liabilities with a value greater than $25,000 individually or $100,000 in the aggregate, excluding noncapital expenditures incurred in the ordinary course of business consistent with past practices. Notwithstanding the foregoing, nothing in this Section shall prevent Seller from taking appropriate action as may be necessary to maintain its ability to control and manage the System and to comply with the rules, regulations or directives of any Governmental Authority.

               4.1.4. Retention of Records. On the Closing Date, Seller shall deliver to Purchaser all of the Books and Records relating to the System and the Business. In addition, for a period of three (3) years after the Closing Date, Seller shall retain and make available to Purchaser


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copies of any documents not theretofore delivered to Purchaser relating to
System, the Business or the Assets.

               4.1.5. No Amendments or Issuance of Additional Shares. Seller shall not amend its charter, by-laws, or comparable governing instrument, which amendment would have a material adverse effect on the Assets, the Business or the transactions contemplated by this Agreement or which would require any additional consents or approvals of the transactions contemplated by this Agreement. Seller shall not issue or sell any shares of its capital stock or other securities, or issue options, warrants or rights of any kind to acquire, or any securities convertible into, exchangeable for or representing a right to purchase or receive, any stock-based or stock-related awards or other equity-based awards, shares of its capital stock or other equity or other securities, or enter into any arrangement or contract with respect to the purchase or voting of shares of its capital stock or other equity, or adjust, split, combine or reclassify any of its securities, or make any other changes in its capital structure, if any such issuance, sale, contract, plan, understanding, arrangement, adjustment, split, combination, reclassification or changes would require any additional approvals of the transactions contemplated by this Agreement or would otherwise have a material adverse effect on the transactions contemplated by this Agreement.

               4.1.6. No Termination or Settlement. Without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, Seller shall not terminate any agent, or settle any dispute with any agent if such termination or settlement would cause Purchaser to have any continuing obligation after the Closing with respect thereto.

               4.1.7. Preserve Business and Goodwill. Seller shall use its diligent efforts to keep the System intact, to preserve and maintain the Assets, to preserve the Business and to preserve the goodwill of suppliers, Subscribers and others dealing with Seller.

               4.1.8. Compliance with Law. Seller shall comply in all material respects with Applicable Laws relating to the System, the Business and the Assets.

               4.1.9. Approvals; Consents. Seller shall obtain and maintain in full force and effect, and shall not take any action which might have a material adverse effect on, any Authorizations that are required for the operation of the Business as presently conducted, except where such Authorizations are administrative in nature, and the failure to obtain or maintain such Authorizations would not adversely impact the continued operation of any part of the System or any component thereof, as currently operated. The Parties shall consult with one another as to the approach to be taken with any Governmental Authority with respect to obtaining any Authorization to the transactions contemplated hereby, and each of the Parties shall keep each other Party reasonably informed as to the status of any such communications with any Governmental Authority. Seller shall not make any material commitments with respect to any Authorizations that would have a material adverse effect on the Business, the System or the Assets without Purchaser's prior written consent.

               4.1.10. Insurance. From the date hereof through the Closing Date, Seller shall maintain in full force and effect (including necessary renewals thereof), all of the insurance


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policies that Seller currently maintains relating to System, or other functionally equivalent policies. The policies currently maintained by Seller are set forth on SCHEDULE 4.1.10. From and after the Closing Date, Seller shall take all actions that may be necessary to cause the coverage under such policies to continue in full force and effect after the Closing Date with respect to liability occurrences prior to the Closing Date and shall take all actions necessary to preserve or protect rights under any such policies with respect to any claim against Seller arising out of the Assets or Business of Seller prior to the Closing Date. Seller will provide Purchaser with information and records regarding all claims pending with respect to the Assets or Business of Seller and agrees to provide to Purchaser any additional information and records Purchaser may reasonably require regarding such claims.

               4.1.11. Books and Records. Seller shall continue to maintain the Books and Records in the manner and on a basis consistent with prior years.

               4.1.12. Notice of Claims. Seller shall give written notice to Purchaser promptly upon the commencement of any action, investigation, arbitration or proceeding (including any proceeding before any Governmental Authority), or promptly upon obtaining knowledge of any facts giving rise to a threat of any such action, investigation, arbitration or proceeding which, if adversely determined, would have a material adverse effect on (a) Seller's ability to consummate the transactions contemplated hereby; (b) the Business; or
(c) the Assets.

               4.1.13. Notice of Breaches. Seller shall promptly after obtaining knowledge of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach of any warranties, representations, covenants or agreements of the Seller contained in this Agreement, give notice in writing of such event or occurrence or impending or threatened event or occurrence, to Purchaser and use its diligent efforts to prevent or to promptly remedy such breach.

               4.1.14. Notice of Change. Except for events occurring in the communications industry generally, Seller shall use reasonable efforts to notify Purchaser promptly in writing of any event, condition or state of facts, which has had or would reasonably be expected to have a material adverse effect on the System, the Business, the Assets, or on the transaction contemplated by this Agreement.

               4.1.15. Training / Transition Assistance.

                    (a) Before the Closing, and at the request of Purchaser, Seller hereby agrees to use commercially reasonable efforts to instruct Purchaser's employees and agents in the use of Seller's billing system. Such instruction will be provided at Seller's premises at mutually convenient times so as not to disrupt the operation of Seller's businesses and shall be provided at no cost to Purchaser.

                    (b) The Parties agree to use diligent efforts and to direct their respective employees, agents, and subcontractors to cooperate in the conversion and transfer of the Subscribers to Purchaser's billing system so that upon the Closing Date, or as soon thereafter as is reasonably practicable, all of the System's customer billing information shall have been transferred


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and converted to Purchaser's billing system. The costs associated with converting and transferring the information to Purchaser's billing system shall be the sole responsibility of Purchaser. In the event Purchaser desires to retain Seller's assistance in such matters after the Closing, the parties agree to enter into an agreement having terms substantially the same as those contained in the document attached as SCHEDULE 4.1.15(b).

               4.1.16. Interim Financial Statements and Statistical Summaries. Between the date of this Agreement and the Closing Date, Seller shall deliver to Purchaser (i) as soon as practicable, but no later than forty-five (45) days after the end of each calendar month, unaudited financial statements ("Interim Financial Statements") for the most recent month and the interim period then ended, and (ii) as soon as practicable, but no later than forty-five (45) days after the end of each calendar month, interim operating data summaries (the "Interim Operating Data Statements") for the most recent month and interim period then ended, which summaries will be in scope and format substantially identical to the Operating Data Statements.

               4.1.17. Material Contracts. Seller shall not (a) default in any material respect under, or breach any term or provision of, or suffer or permit to exist any condition or event which, after notice or lapse of time, or both, would constitute a material default under, any material Contract, or (b) cause or permit the termination, modification or amendment of any material Contract of Seller.

               4.1.18. Condition of Assets. Seller shall use diligent efforts to preserve the Assets intact and, from time to time, make all necessary repairs thereto, so that the Business may be conducted in the ordinary course consistent with past practices.

         4.2. Covenants of Purchaser. Purchaser covenants and agrees that from the time of the execution and delivery of this Agreement until (and including) the Closing Date:

               4.2.1. Consummate Transaction. Purchaser shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, to assist Seller in obtaining all necessary Consents of third parties, including, without limitation, the approval of this Agreement and the transactions contemplated hereby as required by any Governmental Authority, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required of Purchaser in order to consummate the transactions contemplated hereby.

               4.2.2. Purchaser Not to Control. Notwithstanding any provision of this Agreement that may be construed to the contrary, pending the consummation of the Closing, Seller shall maintain actual (de facto) and legal (de jure) control over the System. Specifically, and without limitation, the responsibility for the operation of the Business and the System shall, pending the Closing Date, reside with the Board of Directors and management of Seller, including, but not limited to, responsibility for the following matters: (a) access to and the use of the facilities of and equipment owned by Seller; (b) control of the daily operation of the System; (c) creation and implementation of policy decisions; (d) employment and supervision of employees; (e) payment of financing obligations and expenses incurred in the operation of the System; (f) receipt and distribution of monies and profits derived from the operation of the

System; and (g) execution and approval of all contracts and applications prepared and filed before Governmental Authorities.

               4.2.3. Notice of Breaches. Purchaser shall promptly after obtaining knowledge of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach of any warranties, representations, covenants or agreements of the Purchaser contained in this Agreement, give notice in writing of such event or occurrence or impending or threatened event or occurrence, to Seller and use its diligent efforts to prevent or to promptly remedy such breach.

               4.2.4. Qualification to Hold Authorizations. Purchaser shall remain an entity qualified to hold the Authorizations under the rules and regulations of the FCC.

         4.3. Mutual Covenants of Seller and Purchaser. Seller and Purchaser have filed with the FCC, and, if necessary, will file with the PUC or any other Governmental Authority, as soon as practicable following the date hereof, joint applications requesting the approval of the assignment of the Authorizations to Purchaser, and, if applicable, will file all necessary applications with the DOJ and/or the FTC pursuant to the HSR Act. Seller and Purchaser agree to use their best efforts to make all such filings as have not yet been made within ten (10) business days of the execution of this Agreement. Seller and Purchaser shall diligently take or cooperate in the taking of all steps which are necessary or appropriate to expedite the prosecution and favorable consideration of such applications. Purchaser shall the pay filing fees associated with the filings required by this SECTION. Seller and Purchaser covenant and agree to undertake all actions and file such material as shall be necessary or required in order to obtain any necessary waivers or other authority in connection with the foregoing applications.

                                   ARTICLE 5.

                   REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby makes the following representations and warranties to Purchaser, all of which have been relied upon by Purchaser in entering into this Agreement and the truth and accuracy of which shall constitute a condition precedent to the obligations of Purchaser hereunder:

         5.1. Organization and Standing. Seller (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Arkansas, (b) has full power and authority to enter into and perform this Agreement, to own and lease the Assets, and operate the System and to carry on the Business as now being conducted and proposed to be conducted by it, and (c) is duly qualified to do business and is in good standing as a foreign entity in every jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to so qualify would not have a material adverse effect on the System, the Business, or the Assets.

         5.2. Authorization and Binding Obligations. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action, including approval of the entire transaction by vote of its members. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

         5.3. No Contravention. Except as otherwise contemplated hereunder, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Seller will not (a) violate any provisions of the organizational documents of Seller (b) result in the breach of, or constitute a default under, or result in the creation of any Lien upon any of the Assets, under the provisions of any agreement or other instrument to which Seller is a party or by which any Asset is bound or affected or (c) with respect to Seller, violate any Applicable Laws.

         5.4.  Title to Assets.

               5.4.1. SCHEDULE 5.4.1 is a list of all tangible personal property included in the Assets. Seller has good and marketable title to all the tangible personal property to be transferred by it hereunder, free and clear of all Liens, charges or any other encumbrances, except for and subject only to liens for Taxes not yet due or payable ("Permitted Liens").

               5.4.2. SCHEDULE 5.4.2 is a list of all the Real Property. Seller has good and marketable title to all of the Real Property to be transferred by it hereunder, free and clear of all Liens, and without reservation or exclusion of any mineral, timber or other rights or interests, except for and subject only to (a) Permitted Liens, (b) those matters set forth in SCHEDULE 5.4.2 including the leases listed thereon (whether as lessor or lessee), none of which is violated by existing structures or impairs Seller's use and none of which materially impairs or pursuant to its terms would materially impair the present operations of the System or the present use of such property, and (c) those Liens set forth in SCHEDULE 5.4.2. The Liens set forth on SCHEDULE 5.4.2 will be removed on or prior to the Closing Date.

               5.4.3. The Assets include all assets (except the Excluded Assets) which are used to conduct the Business and operations of the System as presently conducted.

         5.5. Condition of the Assets. All tangible Assets are in reasonable operating condition and repair, ordinary wear and tear excepted, are reasonably suitable for the uses and purposes for which they are being used, and are in compliance with all Applicable Laws, except where failure of such compliance would not have a material adverse effect on the Assets, the System, or the Business, and Seller has no knowledge and has received no notice that it or the present use of the Assets is in violation in any material respect of any Applicable Laws.

         5.6. Authorizations. The Authorizations listed on SCHEDULE 5.6 are all of the Authorizations necessary to operate the System, the Business and the Assets as they are now operated. The Authorizations are validly issued in the name of Seller and are in full force and effect. Except as set forth on SCHEDULE 5.6, all material Authorizations are unimpaired by any acts or omissions of Seller (or any of its Representatives) and the Authorizations are free and clear of any restrictions which might limit the full operation of the System. All material ownership reports, employment reports, and other documents required to be filed by Seller with the FCC with respect to the System have been filed or the time period for such filing has not lapsed. All such reports and documents since the date that Seller acquired the System are correct in all material respects. The FCC actions granting the current FCC Authorization to operate the System together with all underlying construction permits have not been reversed, stayed, enjoined, set aside, annulled, or suspended, and no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review is pending. The time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of an order staying, reconsidering, or reviewing on the FCC's or other regulatory authorities' own motion, has expired.

         5.7. Contracts. SCHEDULE 5.7 is a list of all Contracts, other than Subscriber Agreements and Contracts with Seller's Affiliates which will not survive the Closing. Each such Contract is in full force and effect, paid currently, and has not been materially impaired by any acts or omissions of Seller or any of its Representatives. Except as set forth on SCHEDULE 5.7, no Contract requires the consent of any other party to the transactions contemplated by this Agreement. Seller is not (and, to the best of its knowledge, no other party is) in material breach or violation of, or default under any of the Contracts. Seller is not aware of any intent by any party to any Contract to terminate or amend the terms thereof or to refuse to renew any Contract upon expiration of its term.

         5.8. Intellectual Property. SCHEDULE 5.8 is a list of all Intellectual Property. Except as indicated on SCHEDULE 5.8, Seller has properly licensed and has the right to use all of the Intellectual Property. No person has a right to receive a royalty or similar payment in respect of any Intellectual Property other than as indicated on SCHEDULE 5.8. Seller has no licenses granted by or to it, or any other agreements to which it is a party, relating in whole or in part to any of the Intellectual Property other than as indicated on SCHEDULE 5.8. To Seller's knowledge, except as disclosed on SCHEDULE 5.8, Seller's use of the Intellectual Property is not infringing upon or otherwise violating the rights of any third party, and no proceedings have been instituted against or notices received by Seller alleging that such use of its Intellectual Property infringes upon or otherwise violates any rights of a third party.

         5.9. Employees; Employment Obligations. Seller and/or the System currently employs those persons in those positions and at those salaries (including benefits) as are listed on SCHEDULE 5.9 Seller shall hire no further employees without the prior written consent of Purchaser, provided that Seller may, as the need arises, hire employees to replace existing employees without the consent of Purchaser. Except as otherwise set forth on such SCHEDULE 5.9, Seller and the System are not bound, and at no time have been bound, by any oral or written collective bargaining agreement, severance, pension, retirement, profit-sharing, 401(k), "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or other employment agreement (other than any agreements terminable on thirty (30) days' or less notice without penalty or severance obligation) with any officer, employee or consultant, nor does Seller or the System have any liability under any such agreement which was terminated previously. Seller has complied in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. With respect to each "employee benefit plan," if any, within the meaning of Section 3(3) of ERISA, which is now, or ever has been, maintained, contributed to, or required to be contributed to by Seller, such employee benefit plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA. Seller is not a party to, and is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the Employees of Seller or the System.

         5.10. Financial Statements. Attached hereto as SCHEDULE 5.10 are the unaudited financial statements of Seller for the periods indicated on such Schedule (the "Financial Statements"). SCHEDULE 5.10 also lists key statistical summary information and other documents which set forth the subscriber history for the last three years, and local and roaming minutes of use data of the System for a designated calendar months (the "Operating Data Statements"). A sample Operating Data Statement is attached hereto as SCHEDULE 5.10. All Financial Statements are true and correct in all material respects, have been prepared from the Books and Records and fairly represent the financial position of Seller in a manner consistent with the prior periods prepared in accordance with generally accepted accounting principles. To Seller's knowledge, Seller has not incurred nor is it subject to any Liabilities, whether accrued or absolute, which are not disclosed in the Financial Statements or elsewhere in this Agreement. All Operating Data Statements listed on such SCHEDULE 5.10 are accurate in all material respects.

         5.11. Litigation. Except as set forth on SCHEDULE 5.11, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, or labor dispute ("Action"), other than rule-making proceedings affecting the cellular telephone industry generally, pending or, to the knowledge of Seller, threatened, relating to or affecting (a) Seller, (b) the Assets, (c) the Business, or (d) the transactions contemplated by this Agreement which if adversely determined, could have a material adverse effect on the Business. Seller is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Seller or the Assets. There is not a reasonable likelihood of an adverse determination of any pending Action which would, individually or in the aggregate, have a material adverse effect on the Assets or the Business or the financial condition of Seller.

         5.12. Complaints. There is not, to the best of Seller's knowledge, any FCC investigation, notice of apparent liability or order of forfeiture pending or outstanding against Seller or the System respecting any violation, or allegation thereof, of any FCC rule, regulation or policy, or, to the best of Seller's knowledge, any complaint before the FCC as a result of which an investigation, notice of apparent liability or order of forfeiture may issue from the FCC relating to the System.

         5.13. Reports. Except as set forth in SCHEDULE 5.13 hereto, all material returns, reports and statements currently required to be filed by Seller with the FCC or with any other Governmental Authority with respect to the System have been filed and materially complied with and shall continue to be filed and be in substantial compliance on a current basis until the Closing

Date. All such reports, returns and statements are (or will be, in the case of future reports) substantially complete and materially correct as filed.

         5.14. Taxes. Except as noted below, Seller has paid in full or discharged all Taxes relating to the ownership and operation of the Assets and all Taxes the non-payment of which could result in a Lien on the Assets in the hands of the Purchaser, excepting in each case such Taxes which are not yet due or which are being contested and for which adequate reserves have been made. No event has occurred that could impose on Purchaser any liability for any Taxes, due or to become due, from Seller to any taxing authority.

         Seller may not have yet paid state sales Taxes associated with certain out collect revenues. Seller acknowledges that all such Taxes, and all penalties and interest associated with such Taxes, are and will remain Seller's responsibility. Seller shall have paid all such Taxes, penalties and interest before the Closing Date.

         5.15. No Other Agreements to Sell the System or the Assets. Seller has no other legal obligation, absolute or contingent, to any other Person to sell, or offer to sell (including any right of first refusal or other similar agreement) the Assets or any capital stock of Seller or to effect any merger, consolidation or other reorganization of Seller or to enter into any contract with respect thereto.

         5.16. Resale and Roaming Agreements. SCHEDULE 5.16 contains a list of all resale agreements to which Seller is a party, both as reseller and as a provider of resale services to others. SCHEDULE 5.16 also contains a list of all roaming agreements to which Seller is a party. All such resale and roaming agreements are in full force and effect and, subject to rates which may be imposed upon Seller beyond Seller's control, are on terms reasonable and customary in the cellular telephone industry.

         5.17. Environmental Matters. Except as set forth in SCHEDULE 5.17, to Seller's knowledge the Operating Sites, and all existing and prior uses of the Operating Sites, comply and have at all times complied with the Environmental Laws. Except as set forth in SCHEDULE 5.17, Seller has not used, generated manufactured, refined, transported, treated, stored, leaked, poured, emitted, emptied, released, discharged, disposed, spilled or Handled any Regulated Substance on or under any Operating Site. To Seller's knowledge (a) there is and has been no Handling of any Regulated Substances at, on, or from any Operating Site; (b) there is and has been no presence of Regulated Substances on or under any Operating Site regardless of how the Regulated Substance or Regulated Substances came to rest there; (c) no underground tanks, PCBs or asbestos-containing materials are or have been located on or under any Operating Site; (d) no Liens have been, or are, imposed on any of the Assets under any Environmental Laws; (e) no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or threatened concerning any environmental permit, Regulated Substance or activity related thereto. Neither Seller nor any Person acting on behalf of Seller has released any other Person from any claims Seller might have, or have had, for any matter relating to presence or Handling of Regulated Substances at any Operating Site. Seller has obtained all permits, licenses, registrations, and other approvals and has made all reports and notifications required under any Environmental Laws in connection with the Assets, and is in compliance in all material respects with all applicable Environmental Laws. There are no present actions, activities, circumstances, conditions, events, or incidents that would be expected to involve Seller (or any Person whose liability Seller has retained or assumed, either by contract or operation of law) in any litigation under the Environmental Laws, or impose upon Seller (or any Person whose liability Seller has retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability. SCHEDULE 5.17 hereto also contains a list and brief description of all Environmental Law filings by Seller with, notices to Seller from, and related reports to all Governmental Authorities administering Environmental Laws, within three years prior to the date hereof, including without limitation, filings made, corrective action taken, or citations received by Seller.

         5.18. Brokers. Seller has entered into a Contract with Daniels and Associates which will result in the obligation of Seller to pay a brokerage commission or similar payment in connection with the transactions contemplated hereby. Seller shall be responsible for making any and all such payments, and Purchaser shall have no obligation therefor.

         5.19. No Material Adverse Change. Except as set forth on SCHEDULE 5.19, since the date of the most recent Financial Statements, there has not been:

               5.19.1. any material adverse change in the rate of Seller's generation of cash flow from operations (as opposed to cash flow from financing operations and investment activities) after giving effect to customary seasonal fluctuations of cash flow generation;

               5.19.2. any occurrence, assumption or guarantee by Seller of a material indebtedness other than pursuant to Contracts in existence on the date hereof and set forth or described on the Schedules annexed hereto;

               5.19.3. any creation by Seller of any Lien or encumbrance on any material Asset other than pursuant to Contracts in existence on the date hereof and set forth or described on the Schedules annexed hereto;

               5.19.4. any making of any material loan, advance or capital contribution to or investment in any Person by Seller;

               5.19.5. any damage, destruction or other casualty loss affecting the Business or the Assets which, after giving effect to payments to Seller under applicable insurance policies, has had or is likely to have a material adverse effect on the financial condition of Seller or the System; or

               5.19.6. any change by Seller in accounting principles or methods not required by law or year end changes.

         5.20. Year 2000 Compliance. Seller has performed the necessary testing to determine whether all material software and computer systems used in the operation of the System are Year 2000 Compliant. To the extent that such testing indicated that Seller's software or computer systems are not Year 2000 Compliant, such software and/or computer systems were modified or will be modified prior to the Closing Date so they are Year 2000 Compliant. For purposes of this

Section, "Year 2000 Compliant" means that Seller's software or computer systems receive, record, store, process, rout, transfer or present calendar dates and any related information falling on or after January 1, 2000 with similar functionality, in all material respects, as such software or computer systems perform such functions for calendar dates and related information falling prior to January 1, 2000.

         5.21. Miscellaneous. No representation or warranty made by Seller in this Agreement, and no statement made in any schedule, exhibit, certificate or other document furnished pursuant to this Agreement, contains any untrue statement of a material fact or knowingly omits or fails to state, or will knowingly omit or fail to state, any material fact or information necessary to make such representation or warranty or any such statement not materially misleading; provided however, that nothing contained in this Section shall alter the standard of those representations or warranties which are made "to Seller's knowledge" or "to the best of Seller's knowledge" or phrases of similar import.

                                   ARTICLE 6.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby makes the following representations and warranties to Seller, all of which have been relied upon by Seller in entering into this Agreement and the truth and accuracy of which shall constitute a condition precedent to the obligations of Seller hereunder:

         6.1. Organization and Standing. Purchaser (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, (b) has full power and authority to enter into and perform this Agreement, to own the Assets, and to carry on the Business upon consummation of the transactions contemplated by this Agreement, and (c) is duly qualified to do business and is in good standing as a foreign entity in every jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect Purchaser or the transactions contemplated by this Agreement.

         6.2. Authorization and Binding Obligations. The execution, delivery and performance by Purchaser of this Agreement has been or will be within five (5) business days of the date of this Agreement, duly and validly authorized by all necessary company action, including approval of the entire transaction by the manager of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

         6.3. No Contravention. Except as otherwise contemplated hereunder, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Purchaser will not (a) violate any provisions of the organizational documents of Purchaser, (b) result in the breach of, or constitute a default under or result in the creation of any Lien upon any assets of Purchaser, under the provisions of any agreement or other instrument to which Purchaser is a party or by which the property of Purchaser is bound or affected or (c) with respect to Purchaser, violate any Applicable Laws.

         6.4. Litigation. Except as set forth on SCHEDULE 6.4, there is no Action, other than rule-making proceedings affecting the cellular telephone industry generally, pending or, to the knowledge of Purchaser, threatened or anticipated against, relating to or affecting Purchaser that would have a material adverse effect on Purchaser or Purchaser's ability to consummate the transactions contemplated by this Agreement. Purchaser is not in material default with respect to any material judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Purchaser. There is not a reasonable likelihood of an adverse determination of any pending Action which would, individually or in the aggregate, have a material adverse effect on Purchaser or Purchaser's ability to consummate the transactions contemplated by this Agreement.

         6.5. Authority to hold Authorizations. Purchaser is an entity that is qualified to hold the Authorizations under the rules and regulations of the FCC.

         6.6. No Brokers. Neither Purchaser nor any of its Affiliates has entered into or will enter into any contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         6.7. Financial Capacity. Purchaser has now, and will have on the Closing Date, the financial capacity or resources to acquire and operate the System and Assets as contemplated by this Agreement.

         6.8. Miscellaneous. No representation or warranty made by Purchaser in this Agreement, and no statement made in any schedule, exhibit, certificate or other document furnished pursuant to this Agreement, contains any untrue statement of a material fact or knowingly omits or fails to state, or will knowingly omit or fail to state, any material fact or information necessary to make such representation or warranty or any such statement not materially misleading; provided however, that nothing contained in this Section shall alter the standard of those representations or warranties which are made "to Purchaser's knowledge" or "to the best of Purchaser's knowledge" or phrases of similar import.


                                   ARTICLE 7.

                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller to sell the Assets and to otherwise consummate the transactions contemplated by this Agreement are subject, in the discretion of Seller, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

         7.1. Representations, Warranties and Covenants. All representations and warranties of Purchaser contained in this Agreement that do not otherwise reference a specific date shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Purchaser shall have performed in all material respects all agreements and covenants required hereby to be performed by Purchaser prior to or at the Closing Date. There shall be delivered to Seller a certificate (signed by an authorized Officer of Purchaser) to the foregoing effect ("Purchaser's Closing Certificate").

         7.2. Closing Documents. Seller shall have received from Purchaser the documents and other items to be delivered by Purchaser pursuant to Section 9.2 of this Agreement.

         7.3. Opinion of Purchaser's Counsel. Purchaser shall have delivered to Seller an opinion of in-house counsel for Purchaser in substantially the form attached hereto as SCHEDULE 7.3.

         7.4. Compliance with Advance Agreement. Purchaser shall not be in material default under the terms of the Advance Agreement.

         7.5. Certificates. Purchaser shall furnish Seller with such certificates of the officers of Purchaser and others to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Seller.

         7.6. Closing of Texas-7 Transaction. All of the terms and conditions of the Texas-7 APA shall have been complied with by the parties thereto, and the transactions contemplated by the Texas-7 APA shall be have been consummated, or shall be consummated concurrently with the consummation of the transaction contemplated by this Agreement.

         7.7. Purchase Price. Seller shall have received payment of the Purchase Price in accordance with Section 2.2.

         7.8. HSR Waiting Period. Any waiting period required by the HSR Act shall have lapsed or been terminated, and any investigation of the transactions contemplated by this Agreement commenced by the DOJ and/or the FTC pursuant to the HSR Act shall have been terminated.

         7.9. No Restraint. There shall not be any pending suit or proceeding to restrain or invalidate, in whole or in part, this Agreement or the transaction contemplated herein.

         7.10. Authorization. Purchaser shall have delivered evidence, satisfactory to Seller, that the authorizations contemplated by Section 6.2 hereof has been timely obtained.

         7.11. FCC Consent. The FCC Consent to the assignment of the Authorizations to Purchaser shall have been obtained.

                                   ARTICLE 8.

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligations of Purchaser to purchase the Assets and to otherwise consummate the transactions contemplated by this Agreement are subject, in the discretion of Purchaser, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

         8.1. Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement that otherwise do not reference a specified date shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Seller shall have performed in all material respects all agreements and covenants required hereby to be performed by Seller prior to or at the Closing Date. There shall be delivered to Purchaser a certificate (signed by an authorized officer of Seller) to the foregoing effect ("Seller's Closing Certificate").

         8.2. Consent. The FCC shall have consented to the transfer of the Assets to Purchaser and such consents shall have become a Final Order.

         8.3. Board / Stockholder Approval. The transactions contemplated herein shall have been approved by the necessary number of stockholders and directors of Seller.

         8.4. Closing Documents. Purchaser shall have received from Seller the documents and other items to be delivered by Seller pursuant to Section 9.1 hereof.

         8.5. Opinion of Seller's Business Counsel. Seller shall have delivered to Purchaser an opinion or opinions of counsel for Seller in substantially the form attached hereto as SCHEDULE 8.5.

         8.6. Opinion of Seller's FCC and PUC Counsel. Seller shall have delivered to Purchaser an opinion or opinions of FCC and, if applicable, PUC counsel for Seller in substantially the form attached hereto as SCHEDULE 8.6.

         8.7. Certificates. Seller shall furnish Purchaser with such certificates of the respective officers of Seller and others to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Purchaser.

         8.8. Closing of Texas-7 Transaction. All of the terms and conditions of the Texas-7 APA shall have been complied with by the parties thereto, and the transactions contemplated by the Texas-7 APA shall be have been consummated, or shall be consummated concurrently with the consummation of the transaction contemplated by this Agreement.

         8.9. HSR Waiting Period. Any waiting period required by the HSR Act shall have lapsed or been terminated, and any investigation of the transactions contemplated by this Agreement commenced by the DOJ and/or the FTC pursuant to the HSR Act shall have been terminated.

         8.10. FCC Consent. The FCC Consent shall have become a Final Order; provided that Purchaser may waive the condition that such Consent be by Final Order.


                                   ARTICLE 9.

                                   THE CLOSING

         On the Closing Date at the Closing Place:

         9.1.  Deliveries by Seller to Purchaser. Seller shall deliver to
Purchaser:

               9.1.1. one or more assignments transferring to Purchaser (or its designee) all of Seller's interest in and to the Authorizations;

               9.1.2. one or more instruments of conveyance transferring to Purchaser (or its designee) all of Seller's interest in and to the Equipment and the Books and Records;

               9.1.3. one or more assignments or other instruments of conveyance that may be reasonably requested by Purchaser transferring to Purchaser (or its designee) Seller's interest in and to the Intellectual Property;

               9.1.4. one or more instruments of conveyance transferring to Purchaser (or its designee) the Contracts in effect on the Closing Date;

               9.1.5. one or more executed warranty deeds and assignments in recordable form, transferring to Purchaser (or its designee) Seller's interest in and to the Real Property;

               9.1.6. one or more instruments of conveyance transferring to Purchaser (or its designee) any of the other Assets not otherwise conveyed as provided above;

               9.1.7. the opinions of Seller's counsel referenced in Sections
8.5 and 8.6 hereof;

               9.1.8. a lien and judgment search from (a) the offices of the Secretaries of State of the state of organization of Seller and the state in which Seller is conducting business, and (b) the office of the county clerk of the applicable counties therein, dated not earlier than fifteen (15) business days prior to the Closing Date, the results of which are consistent with Seller's representations in this Agreement;

               9.1.9. an affidavit certifying as to Seller's non-foreign status in accordance with Section 1445(b)(2) of the Code;

               9.1.10. a copy of the resolutions of the board of directors and the consent of all shareholders of Seller approving the transactions contemplated by this Agreement certified by an appropriate officer of Seller, together with copies of the operating agreement and certificate of formation of Seller, certified by an appropriate officer of Seller;

               9.1.11. Seller's Closing Certificate; and

               9.1.12. an executed Escrow Agreement.

         9.2. Deliveries by Purchaser to Seller. Purchaser shall deliver to Seller (or its designee):

               9.2.1. one or more agreements whereby Purchaser (or its designee) assumes and agrees to perform Seller's obligations, liabilities and duties under the Assumed Liabilities;

               9.2.2. the opinion of Purchaser's counsel referenced in Sections
7.3 hereof;

               9.2.3. copy of the resolutions of the board of directors of Purchaser approving the transactions contemplated by this Agreement certified by an appropriate officer of Purchaser;

               9.2.4. Purchaser's Closing Certificate;

               9.2.5. an executed Escrow Agreement; and

               9.2.6. payment of the Purchase Price.


                                  ARTICLE 10.

                   ACTIONS BY THE PARTIES AFTER THE CLOSING

         10.1. Further Assurances. On and after the Closing Date, the Parties will take all appropriate action and execute all documents, instruments, or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation, putting Purchaser (or its designee) in possession and operating control of the Assets and the System.

         10.2. Post-Closing Tax Covenant. Seller shall promptly pay Taxes payable with respect to the operation of the System arising prior to Closing for which Seller is responsible that become due or otherwise have given rise to, or could give rise to, any Lien on the Assets.

         10.3. Access to Records. For a period of three (3) years after the Closing Purchaser shall retain and make available to Seller any and all records provided to Purchaser by Seller within a reasonable period of time after receipt of a written request for the same. Seller shall have the right to make copies of the same at its own expense.

                                  ARTICLE 11.

                                 INDEMNIFICATION

         11.1. Survival. The several representations, warranties, covenants, and agreements of the Parties contained in this Agreement (or in any document delivered in connection herewith) shall be (i) deemed to have been made on the date of this Agreement and on the Closing Date, (ii) shall be deemed to be material and to have been relied upon by the Parties notwithstanding any investigation made by the Parties, and (iii) shall survive the Closing Date (the "Survival Period") for a period of two (2) years following the Closing Date; provided, however, that the representations, warranties and agreements of Seller contained in Sections 5.4 (Title to Assets), 5.6 (Authorizations), 5.14 and 10.2 (Taxes), and 5.17 (Environmental Matters) shall continue to survive for the duration of any applicable statute of limitations. Any claim for breach of a representation or warranty (an "Indemnity Claim") for which written notice shall have been provided prior to the termination of the applicable survival period to the Party which made such representation or warranty shall be deemed to be timely made within the applicable indemnification period.

         11.2. Seller's Indemnity.

               11.2.1. During the indemnification Survival Period (or thereafter solely with respect to any Indemnity Claim made prior to the expiration of the applicable Survival Period), Seller shall indemnify and hold harmless Purchaser and its Affiliates from and against any and all demands, claims, losses, liabilities, actions or causes of action, assessments, damages, fines, Taxes, penalties, reasonable costs and expenses (including, without limitation, interest, reasonable expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts (whether such reasonable fees and disbursements of counsel, accountants and other experts relate to claims, actions or causes of action asserted by Purchaser against Seller or asserted by third parties)) (collectively "Losses") incurred or suffered by Purchaser, its Affiliates, and their respective officers, directors, employees, agents and Representatives, arising out of, resulting from, or relating to:

                    (a) Any breach of any of the representations or warranties made by Seller in this Agreement or in any agreement, certificate, exhibit or other instrument delivered by the Seller pursuant to this Agreement;

                    (b) Any failure by Seller to perform any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by the Seller pursuant to this Agreement;

                    (c) Any failure to properly license or register any of the Assets (including Motorola software and hardware);

                    (d) Any violation by Seller or any of its Affiliates of any Environmental Laws; and

                    (e) Any claims by third parties arising from, relating to or out of the ownership or operation of the System or the Assets prior to the Closing Date.

               11.2.2. Escrow. As collateral security for Seller's indemnification obligations under this Agreement, at the Closing, in accordance with Section 2.2 hereof, Purchaser shall deliver to the Escrow Agent, the Escrow Amount (as defined in Section 2.2), to be held in an interest bearing account pursuant to the terms of an escrow agreement, in substantially the form of
SCHEDULE 11.2.2 attached hereto (the "Escrow Agreement"). The Escrow Amount shall be held by the Escrow Agent until the date that is eighteen (18) months after the Closing Date, at which time the Escrow Amount, plus any accrued but undistributed interest, shall be released to Seller, subject to a continuing hold back of the Escrow Amount for any asserted and outstanding indemnification claims at such time. Nothing contained in this Section or in the Escrow Agreement shall limit in any way Seller's indemnification obligations under this Agreement; it being understood that if the Escrow Amount is not sufficient to satisfy such indemnifications obligations as set forth in this Agreement, then Seller shall remain liable for such indemnification obligations until expiration of the applicable Survival Periods and the absence of any pending Indemnity Claims.

         11.3. Purchaser's Indemnity.

               11.3.1. During the Survival Period (or thereafter solely with respect to any Indemnity Claim made prior to the expiration of the applicable Survival Period), from and after the Closing Date, Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against any and all Losses incurred or suffered by Seller, its Affiliates, and their respective officers, directors, employees, agents and Representatives, arising out of, resulting from, or relating to:

                    (a) Any breach of any of the representations or warranties made by Purchaser in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement;

                    (b) Any failure by Purchaser to perform any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement;

                    (c) Any claims by third parties arising from, relating to, or out of the ownership or operation of the System or the Assets after the Closing Date; or

                    (d) Any claims with respect to the Assumed Liabilities.

         11.4. Procedure. In the event that any Party hereto shall sustain or incur any Losses in respect of which indemnification may be sought by such Party pursuant to this Article, the Party seeking such indemnification (the "Indemnitee") shall assert an Indemnification Claim by giving prompt written notice thereof (the "Notice") which shall describe in reasonable detail the facts and circumstances upon which the Indemnification Claim is based, along with a copy of the claim or complaint, to the Party required to provide indemnification (the "Indemnitor"), and shall thereafter keep the Indemnitor reasonably and promptly informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure. For purposes of this paragraph, any Notice which is sent within fifteen (15) days of the date upon which the Indemnitee obtained actual knowledge of such Loss shall be deemed to have been a "prompt notice."

               11.4.1. If the Indemnitor wishes to defend any claim for any Losses for which such Indemnitor is or may be liable, and such Indemnitor first establishes (to the reasonable satisfaction of the Indemnitee) the Indemnitor's financial ability to pay for any such Losses, then such Indemnitor may, at its own expense, defend such claim; provided that the Indemnitee may retain counsel (at the Indemnitee's expense) to monitor the defense of such claim, and may take over such defense if, during the course thereof, it reasonably appears that the Indemnitor has lost its ability to pay for any Losses threatened by such claim. If an Indemnitor assumes the defense of such an action, no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent, which consent shall not be unreasonably withheld. If an Indemnitor fails, within thirty (30) days after the date of the Notice, to give notice to the Indemnitee of said Indemnitor's election to assume the defense thereof, said Indemnitor shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnitee.

               11.4.2. Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses for which any Party is entitled to indemnification hereunder shall be payable by the Indemnitor as incurred by the Indemnitee, unless such Indemnification Claim is reasonably disputed by the Indemnitor.

         11.5. Limitation on Indemnification. No Party shall be entitled to indemnification in accordance with the provisions of this Article until such time as the value of the aggregate loss or liability for which indemnification is sought exceeds the sum of Fifty Thousand Dollars ($50,000). At such time as the aggregate loss or liability for which indemnification may be sought exceeds Fifty Thousand Dollars ($50,000), the Party to be indemnified may seek indemnification for all such losses or liabilities, including the first Fifty Thousand Dollars ($50,000). This limitation shall not apply to any of the Taxes, penalties or interest referred to in the second paragraph of Section 5.14.

         11.6. Indemnification Payments in Cash. All payments in respect to any undisputed or resolved Indemnification Claims shall be made in cash.

         11.7. Investigations: Waivers. The Survival Periods and rights to indemnification provided for in this Article shall remain in effect notwithstanding any investigation at any time by or on behalf of any Party hereto or any waiver by any Party hereto of any condition to such Party's obligations to consummate the transactions contemplated hereby.

                                  ARTICLE 12.

                              DEFAULT AND REMEDIES

         12.1. Opportunity to Cure. If any Party believes another to be in material default hereunder for breach of representations and warranties or any other reason, such Party shall provide the other with written notice specifying in reasonable detail the nature of such default. If the default has not been cured by the earlier of: (a) the Closing Date, or (b) within thirty (30) days after delivery of that notice, then the Party giving such notice may terminate this Agreement by notifying the defaulting Party and/or exercise the remedies available to such Party pursuant to this Article, subject to the right of the other Party to contest either such action through appropriate proceedings; provided, however, that if such breach is not capable of being cured within such period and if the breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach and such breach can reasonably be expected to be cured during the additional time period, the breaching Party shall be afforded an additional reasonable amount of time to cure such breach but not to exceed an additional sixty (60) days; provided, further, that Purchaser shall have no opportunity to cure the breach of its obligation to deliver any required portion of the Purchase Price to be delivered to Seller at Closing.

         12.2. Remedies/Arbitration.

               12.2.1. Any claim under this Agreement brought after the Closing Date, and any claim under this Agreement brought prior to the Closing Date in which the Party bringing the claim is praying solely for monetary damages, shall be submitted to binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and the provisions contained herein. The arbitration shall be conducted in Little Rock, Arkansas, by a panel of three arbitrators. All claims between the Parties shall be arbitrated in a single proceeding, to the full extent practicable.

               12.2.2. The Party initiating arbitration shall give the other Party written notice of the matter in dispute and the name of the arbitrator appointed by it. Within fourteen (14) days after receipt of such notice, the non-initiating Party shall give notice to the initiating Party of the arbitrator appointed by it. If the non-initiating Party fails to designate its arbitrator within the said fourteen (14) day period, the American Arbitration Association shall select an arbitrator for such Party. Within fourteen (14) days after the appointment of the second arbitrator, the two arbitrators so appointed shall agree on a third arbitrator. If the two arbitrators are unable to agree on a third arbitrator within said 14-day period, then the American Arbitration Association shall appoint the third arbitrator.

               12.2.3. All determinations in the final decision of the arbitration panel shall be made by majority vote. The fees and expenses of the arbitration panel shall be awarded by the arbitrators in their discretion as part of their award. The arbitrators' award will be binding on the Parties hereto and may be entered in any court of competent jurisdiction, and shall not be subject to appeal.

               12.2.4. Notwithstanding the foregoing, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not assert, as a defense against a claim for specific performance, that the Party seeking specific performance has an adequate remedy at law.

                                  ARTICLE 13.

                                   TERMINATION

         13.1. Absence of FCC Consent. This Agreement may be terminated by either Party by giving written notice thereof to the other if the Assignment Applications have not been granted by Final Order within twelve (12) months after the date of this Agreement. Neither Party may terminate this Agreement pursuant to this Section if such Party is in material default hereunder.

         13.2. Mutual Consent. This Agreement may be terminated by the mutual consent of the Parties.

                                  ARTICLE 14.

                              DAMAGE; RISK OF LOSS

         14.1. Risk of Loss. The risk of loss or damage to the Assets shall be upon Seller at all times prior to the Closing Date. In the event of material loss or damage to the Assets prior to the Closing Date, Seller shall promptly notify Purchaser thereof and, unless otherwise agreed by the Parties, Seller shall use best efforts to repair, replace or restore the lost or damaged property to its former condition as soon as practicable. If such repair, replacement, or restoration has not been completed prior to the Closing Date, Purchaser may, at its option:

               14.1.1. elect to consummate the Closing and make such arrangements as the Parties may reasonably agree upon to remedy such loss or damage; or

               14.1.2. elect to postpone the Closing Date, with prior consent of the FCC if necessary, for such reasonable period of time (not to exceed ninety
(90) days) as is necessary for Seller to repair, replace, or restore (or to cause to be repaired, replaced or restored) the lost or damaged property to its former condition. If, after the expiration of that extension period, the lost or damaged property has not been adequately repaired, replaced or restored, Purchaser may terminate this Agreement or elect to consummate the Closing as provided in Section 14.1.1.

         For purposes of this Section, loss or damage shall be deemed "material" if the reasonable cost to repair, replace, or restore the lost or damaged property exceeds $100,000.00.

         14.2. Resolution of Disagreements. If the Parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this Section, the disagreement shall be referred to a qualified consulting communications engineer mutually acceptable to Seller and Purchaser who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, and whose fees and expenses shall be paid one-half by Seller and one-half by Purchaser.

                                   ARTICLE 15.

                                    EMPLOYEES

         15.1. Employees. For purposes of this Article, the term "Employees" shall include all full-time and part-time employees, employees on workers' compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term and long-term disability (including a disability pension), non-occupational disability, layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement.

         15.2. Responsibility for Employees on or Before the Closing. All medical, dental, vision, travel accident, accidental death and dismemberment, and life insurance expenses incurred by Employees and their dependents on or before the Closing Date, pursuant to any employee plan, irrespective of the time such claims are presented, shall be the responsibility of Seller on the Closing Date. Seller shall be responsible for any medical, dental or life insurance coverage due to any Employees and their dependents who retired on or before the Closing Date. Seller agrees to fulfill its obligations under continuation coverage rules of COBRA with respect to a "qualifying event," with the meaning or Section 4980B(f) of the Code or Section 603 or ERISA, occurring on or before the Closing Date with respect to any Employees who are not hired by Purchaser and their dependents. All short-term, long-term and extended disability benefits payable to Employees and their dependents who became disabled on or before the Closing Date are the responsibility of Seller and shall be paid directly by Seller or their insurance carrier to such Employees and their dependents. If any Employee is terminated from employment on or before the Closing Date by Seller as result of the transactions contemplated by this Agreement or otherwise, any obligations arising out of such termination, including severance, accrued vacation pay, COBRA obligations, employment discrimination complaints, unfair labor practice charges, grievance under any collective bargaining agreement, wrongful termination and related tort claims and breach of contract claims shall be the sole responsibility of Seller. Purchaser shall have the sole responsibility for the items listed in the preceding sentences for any actions taken by Purchaser with respect to Employees it hires after the Closing Date.


                                  ARTICLE 16.

                                  MISCELLANEOUS

         16.1. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller or Purchaser without the prior written consent of the others. Purchaser may, without such consent, assign its right, title and interest in, to and under this Agreement to an Affiliate; provided that Purchaser must first obtain Seller's consent to any such assignment (which consent shall not be unreasonably withheld) if such assignment could reasonably be expected to delay the Closing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

         16.2. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any Party to the other shall be in writing and delivered in person or by courier, by facsimile transmission, or mailed by registered or certified mail, postage prepaid, return receipt requested or overnight courier, as follows:

         If to Purchaser or Guarantor:

            Scott Hopper
            GCC License LLC
            Western Wireless Corporation
            3650 - 131st Avenue
            Bellevue, Washington  98006
            Fax No: (425) 586-8666

         With a copy (which copy shall not constitute notice or service of process) to:

            Stokes Lawrence, P.S.
            800 Fifth Avenue, Suite 4000
            Seattle, WA 98104-3199
            Attention: Douglas C. Lawrence, Esq.
            Fax No: (206) 464-1496

         If to Seller:

            NetWireless, LLC
            3300 West Foxridge Lane
            Muncie, IN  47304
            Attention:  Paul L. Kozel
            Fax No. (765) 741-4151

         With a copy (which copy shall not constitute notice or service of process) to:

            Lukas, Nace, Gutierrez & Sachs
            1111 - 19th Street, NW, Suite 1200
            Washington, D.C.  20036
            Attention: Thomas Gutierrez, Esq.
            Fax No: (202) 828-8410

or to such other place and with such other copies as a Party may designate as to itself by written notice to the others. All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; three business days after being deposited in the mail as provided above; when receipt confirmed, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by an over-night air courier service guaranteeing next day delivery.

         16.3. Choice of Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Delaware, except with respect to matters of law concerning the internal affairs of any entity which is a Party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

         16.4. Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         16.5. Allocation of the Purchase Price. The Purchase Price shall be allocated in accordance with SCHEDULE 16.5, to be prepared on or before the Closing, and Purchaser and Seller agree to cooperate reasonably in the preparation of such Schedule. Each of the Parties agrees that (i) such allocation represents the fair market value of the Assets and shall be binding upon it; (ii) no filings made by it with any taxing or other authority shall reflect an allocation other than in the manner agreed upon; and (iii) it shall timely make all filings required by any taxing authority, including the filing of Internal Revenue Service Form 8594.

         16.6. Bulk Sales. Purchaser and Seller each waive any obligation of the other Party which may arise under the provision of any applicable "Bulk Sales" laws.

         16.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16.8. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument unless such invalidity materially affects the benefit of the bargain of a Party as originally contracted for in this Agreement.

         16.9. Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         16.10. Expenses. Except as expressly provided, Seller and Purchaser shall bear equally any transfer or excise taxes arising from the transactions contemplated herein. Seller shall pay the cost of any recording and transfer fees arising from the purchase and sale of the Assets pursuant to this Agreement. Seller and Purchaser will each be liable for its own expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement. Seller and Purchaser will each be liable for one-half of any expenses incurred in obtaining consent or approval from any Governmental Authority to the assignment the Authorizations.

         16.11. Schedules and Exhibits. The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

         16.12. Publicity. Except as required by Applicable Law or on advice of counsel, no Party shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior approval of the other Party. Any press release or the text of any public statement to be made by one party shall be provided to the other in advance of its release, and no such release or statement shall be made public without the consent of the other party

         16.13. Confidential Information. The Parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to Representatives, advisors and Affiliates, or as required by law, until such time as the Parties make a public announcement regarding the transaction as provided in Section 16.12. The Parties shall not make any public disclosure of the specific terms of this Agreement, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, the Parties acknowledges that they will have access to confidential information relating to the other Parties. Each Party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to Representatives, consultants and Affiliates in connection with the transactions contemplated hereby provided such advisors, Representatives and Affiliates also agree to keep such information confidential. In the event of the termination of this Agreement for any reason whatsoever, each Party shall return to the others all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing any of its Employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such Party, in any manner making it available to the general public.

         16.14. No Third Party Beneficiaries. All of the rights and obligations included in this Agreement are intended to inure to the benefit of the Parties and their Affiliates alone. Nothing contained in this agreement shall be construed as creating any rights in any other third parties.

         16.15. Parent Guarantee. Guarantor hereby absolutely, unconditionally, directly, irrevocably, completely, and immediately guarantees the performance of Purchaser or any of its assignees with respect to the payment of the Purchase Price at the time and in the manner called for in this Agreement. Guarantor's obligation of payment and performance is not contingent upon Seller first pursuing any remedies against Purchaser or any of its successors in interest. In the event Purchaser or its assignee fails to make any such payment when due, within five (5) business days of receipt of written notice from Seller of Purchaser's failure to so perform Guarantor shall make such payment to Seller, subject to all defenses and objections that might otherwise be available to Purchaser. Except as expressly stated in this Section, Guarantor shall have no other responsibility or obligation under this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized as of the day and year first above written.

                                    NETWIRELESS, LLC


                                    By:  /s/  Paul Kozel
                                       -----------------------------------
                                    Its: President
                                        ----------------------------------

                                    GCC LICENSE LLC


                                    By:   /s/ Scott Hopper
                                       -----------------------------------
                                    Its:  Vice President
                                        ----------------------------------

SOLELY AS GUARANTOR
UNDER THE PROVISIONS OF
SECTION 16.15 ABOVE:

WESTERN WIRELESS CORPORATION


By:   /s/ Scott Hopper
   ------------------------------
Its:  Vice President
    -----------------------------

                                                                   EXHIBIT 10.92
July 12 1999

Steve Burdette
3023 S. Atlantic Ave. #505
Daytona Beach Shores, FL  32118

Dear Steve:

This letter (the "Letter Agreement") sets forth the terms of your employment with Western Wireless Corporation ("WWC"), effective August 1, 1999.

1. Your title will be Senior Vice President. In that capacity you will report to the President of WWC (the "President").

2. Your responsibilities will include supervision of all sales, distribution, marketing and customer service functions, together with such other duties as may be assigned to you by the President. In addition, you agree to serve as a director and/or senior officer of any subsidiary of WWC, if so elected, without any additional salary or other compensation. You will devote substantially all of your business time and attention to the obligations delineated in this Letter Agreement.

3. Your base compensation will be $150,000, payable in accordance with standard payroll practices of WWC. In addition, you will have an opportunity, as determined by WWC, to earn a performance bonus targeted at $75,000 per year, to be paid quarterly, and to continue, during the course of your employment, participation in the option program at a level to be determined by WWC. Your options shall contain change of control language consistent with other officers of WWC. It is understood that nothing contained herein will prevent WWC, in its sole and absolute discretion, from, at any time, increasing your compensation, either permanently or for a limited period, whether in base compensation, by bonus or otherwise, if WWC in its sole discretion, shall deem it advisable to do so in order to recognize and fairly compensate you for the value of your services to WWC; provided, however, that nothing contained in this paragraph three shall in any manner obligate WWC to make any such increase or provide any such additional compensation or benefits.

4. WWC will reimburse you for all reasonable out-of-pocket business expenses paid or incurred by you in connection with the performance of your duties, upon submission of signed, itemized lists of such expenses on general forms established for that purpose by WWC.

5. You will be entitled to participate in all group health and insurance programs and all other fringe benefit or retirement plans or other plans effective generally with respect to executives of WWC.

6. WWC will enter into an Indemnification Agreement with you pursuant to which WWC will agree to indemnify you against certain liabilities arising by reason of your affiliation with WWC.

7. (a) Notwithstanding any other provision of this Letter Agreement, your employment by WWC may be terminated by WWC at any time, with or without Cause, as defined below. In the event of a termination for Cause you will have no rights to severance payments. Termination for "Cause" means
        (i) your gross neglect or willful material breach of your principal employment responsibilities or duties, (ii) a final judicial adjudication that you are guilty of a felony, (iii) fraudulent conduct as determined by a court of competent jurisdiction in the course of your employment with WWC or any of its subsidiaries, (iv) the breach by you of the covenant set forth in paragraph nine, below, or (v) the material breach by you of any other provision of this Letter Agreement which continues uncured for a period of thirty (30) days after notice thereof by WWC. In the event of your voluntary

Steve Burdette
Page 2


        termination of employment with WWC, you will have no rights to severance benefits.

        (b) In the event of an involuntary termination for other than Cause (which shall include your resignation as a direct result of (i) a reduction in your base compensation and/or incentive bonus target percentage, or (ii) the material breach by the Company of any provision of this Letter Agreement which continues uncured for a period of thirty
        (30) days after notice thereof by you), then (A) you will be entitled to receive a severance payment in an amount equal to your accrued but unpaid existing annual targeted incentive bonus through the date of termination, 6 months of your then base compensation and an amount equal to 6 months of your existing annual targeted incentive bonus; (B) WWC will, at its expense, make all COBRA benefit payments on behalf of you and your dependents for six (6) months following such involuntary termination; and (C) with respect to any stock options previously granted to you by WWC which remain unvested at the time of the involuntary termination, notwithstanding the vesting language in the stock option agreement pursuant to which such options were granted, there shall be immediate vesting of that portion of each such grant of unvested stock options as equals the product of the total number of such options under such grant which remain unvested multiplied by a fraction the numerator of which is the sum of (i) the number of days from the date on which the last vesting of options under such grant took place to and including the date on which the termination occurs plus (ii) 183 and the denominator of which is the number of days remaining from the date on which the last vesting of options under such grant took place to and including the date on which the final vesting under such grant would have occurred.

        Your death or permanent disability will be deemed an involuntary termination for other than Cause. "Permanent disability" shall mean your inability substantially to render the services required hereunder for eight (8) months in any eighteen (18) month period because of a physical or mental condition, it being understood that until you have received notice from WWC terminating this Letter Agreement, you will continue to receive your base compensation and all other benefits to which you are entitled under this Letter Agreement.

        (c) You agree that upon termination of your employment by WWC for any reason you will surrender to WWC all proprietary records, lists and other documents obtained by you or entrusted to you during the course of your employment by WWC, together with all copies of all such documents.

8. You agree not to disclose at any time, whether during the term of this Letter Agreement or thereafter, any secret or confidential information relating to WWC's or any of its subsidiaries' businesses, financial condition or prospects, which information you have obtained while employed by WWC or by any of its subsidiaries or any of the predecessors in interest of any of them, except (i) as may be required in furtherance of the businesses of WWC or of any of its subsidiaries, (ii) with WWC's express prior written consent, (iii) if such information is made generally available to the public through no fault of yours, or (iv) if such disclosure is required by applicable law or regulation or by legal process and then only with prompt written notice to WWC in advance of any such disclosure.

9. You agree that, during the term of your employment by WWC and for a period of one (1) year immediately following the termination of your employment with WWC for any reason whatsoever, you will not, either directly or indirectly, for compensation or any other consideration, individually or as an employee, broker, agent, consultant, lender, contractor, advisor, solicitor, stockholder (provided that ownership of 5% or less of the outstanding stock of any corporation listed on a national securities exchange is not prohibited), proprietor, partner, or person having any other material

Steve Burdette
Page 3

        economic interest in, affiliated with or rendering services to any other entity, engage in or provide services to or for a business that is substantially the same as or similar to WWC's or its subsidiaries' businesses and which competes within the applicable commercial mobile radio services markets serviced by WWC or its subsidiaries, directly or indirectly.

10. This Letter Agreement contains the entire agreement between you and WWC with respect to your employment by WWC, other than human resource and corporate policies which are to be executed by all employees. This Letter Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of you and WWC.

11. All notices, requests, demands and other communications with respect to this Letter Agreement will be in writing and will be deemed to have been duly given if delivered by hand, registered or certified mail (first class postage and fees prepaid, return receipt requested), telecopier or overnight courier guaranteeing next-day delivery, as follows:

        a)     to WWC:

               Western Wireless Corporation
               3650 - 131st Avenue SE, #400
               Bellevue, Washington  98006
               Attention:  President
               Telecopier:  (425) 586-8010

        b)     to you:

               Steve Burdette
               3023 S. Atlantic Ave. #505
               Daytona Beach Shores, FL  32118

        and/or to such other persons and addresses as either you or WWC has specified in writing to the other by notice as aforesaid.

12. If any part of this Letter Agreement is hereafter construed to be invalid or unenforceable in any jurisdiction, the same will not affect the remainder of the Letter Agreement or the enforceability of such part in any other jurisdiction, which will be given full effect, without regard to the invalid portions or the enforceability in such other jurisdiction. If any part of this Letter Agreement is held to be unenforceable because of the scope thereof, you and WWC agree that the court making such determination will have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall be enforceable; provided, however, that such court's determination will not affect the enforceability of this Letter Agreement in any other jurisdiction beyond such court's authority.

13. This Letter Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Washington without reference to conflicts of laws principles.


Please signify your acceptance of the terms of this Letter Agreement by signing where indicated below.

Steve Burdette
Page 4

                                            Sincerely yours,

                                            WESTERN WIRELESS CORPORATION


                                            ------------------------------------
                                            /s/  Mikal Thomsen

                                            Title:   President
                                                  ------------------------------


AGREED TO AND ACCEPTED:


----------------------------------
/s/ H. Stephen Burdette